HUNTON & WILLIAMS LLP
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March 17, 2006
FILE NO.: 55369.4
Exhibit 8.1
Fremont Mortgage Securities Corporation
175 North Riverview Drive
Anaheim, California 92808
Gentlemen:
     We have acted as United States federal income tax counsel to Fremont Mortgage Securities Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of $1,000,000 aggregate principal amount of Pass-Through Certificates and Asset-Backed Notes (the “Securities”) issuable in one or more series by separate trusts (each a “Trust”) to be established by the Company. The Securities will be issued pursuant to a form of Pooling and Master Servicing Agreement, including Standard Terms thereto, or a form of Indenture (each, an “Agreement”).
     We have reviewed the originals or copies of (i) the Agreements, including the forms of the Securities annexed thereto; (ii) the Registration Statement and the prospectus included therein; and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. Our opinion with respect to tax matters is limited to the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.
     In arriving at the opinion expressed above, we have assumed that the transaction documents prepared and executed in connection with such transactions will be duly authorized by all necessary corporate action on the part of the parties thereto for such series of Securities

Fremont Mortgage Securities
  Corporation
March 17, 2006

and will be duly executed and delivered by the parties thereto substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, that each series of Securities will be duly executed and delivered in substantially the forms set forth in the related transaction documents filed or incorporated by reference as an exhibit to the Registration Statement, that each series of Securities will be sold as described in the Registration Statement, and that the parties to the transactions involving the issuance of each series of Securities will comply (without waiver) with all of the provisions of the related transaction documents.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption “Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
     No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Securities under the laws of any state.
Very truly yours,
/s/ Hunton & Williams